                                                              EXHIBIT 12

                    CPC INTERNATIONAL INC. AND SUBSIDIARIES
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                ($MILLIONS)

                    FOR THE SIX
                   MONTHS ENDED     FOR THE YEARS ENDED DECEMBER 31,
                   JUNE 30, 1996  1995    1994    1993     1992     1991
                   ------------- ------- ------- -------  -------  ------
INCOME BEFORE
- -------------
 INCOME TAXES             $ 457  $  877  $  615   $ 790   $ 745     $ 694
 ------------             -----  ------  ------   -----   -----     -----
Add (subtract):
  Portion of rents
   representative
   of interest               14      26      25      21      22        20
  Interest on bonds
   mortgages & similar
   debt                      37      55      52      56      64        73
  Other interest             65      87      54      54      51        54
  Interest expense
   included in cost of
   plant construction        (7)     (7)     (6)     (7)     (6)       (9)
  Income of
   unconsolidated
   venture                   --      --       4      --       5        --
                          -----  ------   -----   -----   -----     -----
Income as adjusted        $ 566  $1,038   $ 744   $ 914   $ 881     $ 832
                          =====  ======   =====   =====   =====     =====


FIXED CHARGES:
- --------------

  Portion of rents
   representative of
   interest                $ 14  $   26   $  25   $  21   $  22   $   20
  Interest on bonds,
   mortgages & similar
   debt                      37      55      52      56      64       74

  Other interest             65      87      55      54      51       54
                        -------  ------  ------   -----   -----   ------
                        $   116  $  168  $  132   $ 131   $ 137   $  148
                        =======  ======  ======   =====   =====   ======

RATIO OF EARNINGS TO
- --------------------
   FIXED CHARGES            4.9     6.2     5.6     7.0     6.4      5.6
   -------------        =======  ======  ======   =====   =====   ======